Exhibit 3.1

THE COMPANIES ACTS 1985 TO 1989

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

CSR PLC

1.	The name of the Company is CSR PLC.

2.	The Company is to be a public company.

3.	The registered office of the Company is to be situated in England and Wales.

4.	The objects for which the Company is established are.

4.1	To engage in any activity of whatsoever nature in which a person may lawfully engage whether with a view to profit or otherwise howsoever including (without prejudice to the generality of the foregoing):

(a)	To be an investment holding company and to acquire (whether by original subscription, tender, purchase, exchange or otherwise) the whole of or any part of the stock, shares, debentures, debenture stocks, loan notes, bonds and other securities issued or guaranteed by a body corporate constituted or carrying on business in any part of the world or by any government, sovereign ruler, commissioners, public body or authority and to hold the same as investments, and to sell, exchange, carry and dispose of the same and to co-ordinate the business of any companies in which the Company is for the time being interested;

(b)	carrying on either on the Company’s own account or on account of any other person all or any of the businesses of the development and design of electronic hardware and computer software, manufacturers, builders, fabricators, general merchants and traders, cash, discount, mail order and credit traders, retailers, wholesalers, buyers, sellers, suppliers, distributors, importers and exporters, and shippers of, and dealers in all products, goods, wares, substances, materials, merchandise and produce of every description; manufacturers’ agents and representatives; mechanical, general, civil, constructional, electrical, marine, radio, electronic, aeronautical, chemical and petrochemical engineers; consultants and advisers of all descriptions; land and property developers, estate agents, dealers in and lessors and developers of land and buildings; mortgage brokers, insurance brokers and consultants, hire purchase and general financiers, commission agents, capitalists, financiers, bankers; marketing and business consultants, advertising agents and contractors, public relations advisers and consultants; discount traders, mail order traders; haulage and transport contractors, garage and filling station proprietors, owners and operators; repairers, customisers, charterers, hirers and letters on hire of, and dealers in motor and other vehicles, aircraft, ships, boats, vessels, plant, machinery, apparatus, tools, utensils, equipment and goods of every description, lightermen and carriers of goods and passengers by road, rail, water or air, transport agents, customs agents, stevedores, wharfingers, cargo superintendents, packers, shippers, railway, shipping and forwarding agents, warehouse storekeepers, cold store keepers, general storekeepers, hotel and restaurant proprietors, managers and operators, caterers, publicans, brewers, printers and publishers, travel agents, ticket agents and conductors of agency business of all kinds and generally to render services of all kinds to others, to act as brokers and agents for and to perform subcontracting for any other person;

(c)	participating in, undertaking, performing and carrying on all kinds of commercial, industrial, trading and financial operations and enterprises;

(d)	engaging in all kinds of artistic, cultural, educational and scientific activities and the promotion thereof and engaging in all kinds of design, invention, research, development and experimentation.

4.2	To carry on in any part of the world any other business or activity which may seem to the directors to be capable of being conveniently or advantageously carried on in connection with any of the above businesses or directly or indirectly to further or facilitate the objects of the Company or to enhance the value of or render profitable or more profitable any of the Company’s property or assets or utilising its skills, know-how or expertise or otherwise to advance the interests of the Company or any of its members.

4.3	To purchase or otherwise acquire or take over the whole or any part of the share capital, business or undertaking, goodwill, property and assets of any person which may in the opinion of the directors be expedient or be capable of being conveniently carried on, or calculated directly or indirectly to enhance the value of or make profitable any of the Company’s property or rights or to be suitable for the purposes of the Company and to become interested in, and carry on, dispose of, remove or put an end to the same or otherwise deal with any such business or undertaking and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person or to acquire an interest in, amalgamate or enter into partnership, joint venture or any arrangement for sharing profits, or for co-operation or union of interests or reciprocal concession or for limiting competition, or for mutual assistance, with any person and to subsidise or otherwise assist any such person, and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, monies, assets, rights, debentures, debenture stock or other securities that may be agreed, and to hold and retain or sell, mortgage or otherwise deal with any shares, monies, assets, rights, debentures, debenture stock or other securities so received.

4.4	To purchase, take on lease, concession, grant or licence, or in exchange, hire or otherwise acquire, hold or manage any lands or buildings of freehold, leasehold or other tenure or any estate or interest therein and any other property of any description, whether real or personal, and easements privileges options or rights over through under the same or in connection therewith, and to develop, improve, manage, or otherwise deal with the same.

4.5	To construct, erect, maintain, alter, replace, or remove any buildings, works, shops, factories, offices, erections, plant, machinery, tools or equipment and to work, manage, own and control such things.

4.6	To sell, exchange, mortgage, let or rent, share of profit or otherwise, grant licences, easements, options and other rights over, through or under or in connection with, and in any other manner deal with or dispose of all or any part of the undertaking, property, assets, rights and effects of the Company for such consideration as may be thought fit and in particular for shares, stocks, debentures, debenture stock or other obligations or securities, whether fully or partly paid up, of any other company.

4.7	Either with or without the Company receiving any consideration or advantage, direct or indirect, therefrom, to transfer by way of gift or at an undervalue or otherwise all or any part of the assets or property of the Company to or enter into any arrangement at an undervalue with any person including without prejudice to the generality of the foregoing any subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company; to waive or release, with or without consideration any rights of, or any debts, liabilities or obligations owed to, the Company from any person including without prejudice to the generality of the foregoing any subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company.

4.8

Either with or without the Company receiving any consideration or advantage, direct or indirect, from giving any such guarantee, to guarantee by personal covenant or by mortgaging or charging all or any part of its undertaking, property and assets present and future and uncalled capital or by any combination of such methods or by any other means whatsoever the performance of the obligations (whether legally binding or not) and the payment of any moneys {including but not limited to capital or principal, premiums, dividends or interest, commissions, charges, discount and any costs or expenses relating thereto whether on any stocks, shares or securities or in any other manner whatsoever) by any person including but not limited to any person which is for the time being the Company’s holding company or a subsidiary of the Company or of the Company’s holding company or a subsidiary of the Company or of the Company’s holding company or any person who is for the time being a member or otherwise has any interest in the Company or is associated with the Company in any business or venture or any other person and for the purposes of this paragraph 3.9 any references to “guarantee” shall include indemnities, sureties and any obligation (howsoever described) to pay, satisfy, provide funds for the payment or satisfaction of (including, without limitation, by advance of money, purchase of or subscription for shares or other securities and purchase of assets or services) or to indemnify against the consequences of any failure by any other person to perform any obligation or make any payment, or otherwise agree to be responsible for, any indebtedness of any other person.

4.9	Apply for, purchase or otherwise acquire, register, protect, prolong, extend or renew and to hold in any part of the world any patents, patent rights, brevets d’invention, trademarks, service marks, designs, licences, protections, concessions and intellectual property rights of whatever nature which may appear likely to be advantageous or useful to the Company, and to use and manufacture under or grant licences or privileges in respect of or sell or let the same or any interest therein, and to expend money in experimenting upon and testing and in improving or seeking to improve any patents, inventions, designs or rights which the Company may hold, acquire or propose to acquire.

4.10	To adopt such means for publicising or making known any goods or services provided by the Company and keeping the same before the public as the directors may think fit and in particular to employ advertising, promotion and public relations techniques of all kinds.

4.11	To establish or promote or concur in establishing or promoting any company the establishment or promotion of which shall be considered by the directors to be desirable in the interests of the Company and to subscribe for, underwrite, purchase or otherwise acquire and hold, realise, sell or otherwise dispose of the shares (whether credited as paid up in full or in part), stocks, debentures, debenture stock or other securities and obligations of any person.

4.12	To co-ordinate the administration, policies, management, supervising, control, research, development, planning, manufacture, trading and any and all other activities of, and to act as financial advisers and consultants to, any company or companies or group of companies now or hereafter formed or incorporated or acquired which may be or may become related or associated in any way with the Company or with any company related or associated therewith and with or without remuneration or on such terms as to remuneration as may be agreed.

4.13	To vest any real or personal property, rights or interests acquired by or belonging to the Company in any person on behalf of or for the benefit of the Company, with or without any declared trust in favour of the Company.

4.14	To invest and deal with the Company’s money and funds in any way the directors think fit and to receive money on deposit on any terms the directors think fit and to vary the Investments and holdings of the Company as may from time to time be deemed desirable and to invest and deal with the monies of the Company in any manner.

4.15	To borrow, raise money and secure or discharge any debt or obligation of or binding on the Company in such manner as the directors may think fit and in particular by mortgages of or charges upon the undertaking and all or any part of the real and personal property (present and future) and the uncalled capital of the Company or by the description and to purchase, redeem or pay off such securities.

4.16	To lend and advance money or give credit or receive money on deposit or give financial accommodation to any person with or without security on such terms as may seem expedient to the directors, including but not limited to any company which is for the time being the Company’s holding company or a subsidiary of the Company or of the Company’s holding company or any person who is for the time being a member or otherwise has any interest in the Company or is associated with the Company in any business or venture or any other person and to customers and others having dealings with the Company.

4.17	While the Company remains a private company, and subject to the provisions of the Act, to give financial assistance (within the meaning of section 152(1)(a) of the Act), for any such purpose as is specified in section 151(1) and/or 151(2) of the Act.

4.18	To draw, make, accept, endorse, discount, execute and issue cheques, promissory notes, bills of exchange, bills of lading, warrants, debentures, debenture stock and other negotiable or transferable instruments.

4.19	To undertake interest rate and currency swaps, options, swap option contracts, forward exchange contracts, forward rate agreements, futures contracts or other financial instruments including but not limited to hedging agreements and derivatives of any kind and all or any of which may be on a fixed and/or floating rate basis and/or in respect of sterling, the Euro, any other currencies or basket of currencies including but not limited to European Currency Units (as the same may from time to time be designated or constituted) or commodities of any kind and in the case of such swaps, options, swap option contracts, forward exchange contracts, forward rate agreements, future contracts or other financial instruments including hedging agreements and derivatives of any kind they may be undertaken by the Company on a speculative basis or otherwise.

4.20	To apply for, promote, and obtain any Act of Parliament, charter, contract, decree, right, privilege, concession, licence or authorisation of any government, state or municipality, provisions order or licence of the Department of Trade or other authority for enabling the Company to carry any of its objects into effect or for extending any of the powers of the Company, or for effecting any modification of the constitution of the Company, or for any other purpose which may seem expedient to the directors and to carry out, exercise and comply with any such charter, contract, decree, right, privilege, concession, licence or authorisation and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

4.21	To enter into any arrangements with any governments, organisations, associations, clubs, persons or authorities (supreme, municipal, local or otherwise) or any companies that may seem conducive to the objects of the Company or any of them.

4.22	To act as trustee of any kind including but not limited to trustee of any deeds constituting or securing any debentures, debenture stock or other securities or obligations and to undertake and execute any trust or trust business (including but not limited to the business of acting as trustee under wills and settlements), and to do anything that may be necessary or assist in the obtaining of any benefit under the estate of any individual and also to undertake the office of executor, administrator, secretary, treasurer or registrar or to become manager of any business and to keep any register or undertake any registration duties, whether in relation to securities or otherwise.

4.23	To remunerate any person rendering services to the Company, whether by cash payment or by the allotment of shares, debentures, debenture stock, or other securities of the Company credited as paid up in full or in part or otherwise.

4.24	To pay out of the funds of the Company all expenses which the Company may lawfully pay in respect of or incidental to the promotion, formation and registration of or the raising of money for the Company or any other person or the issue of its shares or other securities, including without limitation brokerage and commissions for obtaining applications for or taking, placing or underwriting or procuring the underwriting of shares, debentures, debenture stock or other securities of the Company or any other person or to contract with any other person to pay the same.

4.25	To establish and maintain or procure the establishment and maintenance of, any pension or superannuation funds or schemes (whether contributory or otherwise) for the benefit of and to give or procure the giving of donations, gratuities, pensions, allowances and emoluments to any persons who are or were at any time in the employment or service of the Company, or any of its predecessors in business or of any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who may be or have been directors or officers of the Company, or of any such other company as aforesaid, or any persons in whose welfare the Company or any such other company as aforesaid is or has been at any time interested, and the wives, widows, families, relations and dependants of any such persons, and to establish, subsidise and subscribe to any institutions, associations, societies, clubs or funds calculated directly or indirectly to be for the benefit of, or to advance the interests and well-being of the Company or of any other person as aforesaid and to make payments for or towards the insurance of any such persons as aforesaid.

4.26	To establish and contribute to any scheme for the purchase or subscription by trustees of shares or other securities of the Company to be held for the benefit of the employees of the Company, to any subsidiary of the Company or any person allied to or associated with the Company, to lend money to those employees or to trustees on their behalf to enable them to purchase or subscribe for shares or other securities of the Company and to formulate and carry into effect any scheme for sharing the profits of the Company with employees.

4.27	To subscribe or guarantee money for charitable or benevolent objects, or for any exhibition, or for any public, general, charitable, political or useful object, or for any purpose likely directly or indirectly to further the objects of the Company.

4.28	To insure the life of any person or to insure against any accident to any person who may, in the opinion of the directors, be of value to the Company as having or holding for the Company interests, goodwill or influence or other assets and to pay the premiums on such insurance.

4.29	To establish, grant or take up agencies and to procure the Company and any branch office of the Company to be registered or recognised in any part of the world.

4.30	To distribute among the members of the Company in kind any property of the Company or proceeds of sale or disposal of any such property (whether by way of dividend or otherwise) and in particular any shares, debentures, debenture stock or other securities belonging to the Company or of which the Company may have the power of disposing.

4.31	To do all or any of the above things in any part of the world, either as principals, agents, trustees, contractors or otherwise and either alone or in conjunction with others and either by or through agents, sub-contractors, trustees or otherwise.

4.32	To do all such things as may be deemed incidental or conducive to the attainment of the above objects or any of them.

5.	In clause 3 reference to:

(a)	a “person” includes a reference to any partnership, firm, association, body corporate, authority, organisation, individual or other pert r of or body of persons whether corporate or unincorporate, and whether domiciled in the United Kingdom or elsewhere and whether incorporated or unincorporated;

(b)	the “Act” is, unless the context otherwise requires, a reference to the Companies Act 1985, as modified or re-enacted or both from time to time; and

(c)	a “subsidiary” or “holding company” is to be construed in accordance with section 736 of the Act.

6.	The objects specified in each of the paragraphs of clause 3 shall be regarded as independent objects, and accordingly shall in no way be limited or restricted (except where otherwise expressed in such paragraphs) by reference to or inference from the terms of any other paragraph or the name of the Company, but may be carried out in as full and ample a manner and construed in as wide a sense as if each of the said paragraphs defined the objects of a separate and distinct company.

7.	The liability of the members is limited.

8.

*The authorised share capital of the Company is £710,891.275462302 divided into 59,200,000 Redeemable Preference Shares of 1p each, 6,871,920 Convertible Preference I Shares of 0.0666667p each, 10,357,806 Convertible Preference II Shares of 0.0666667p each, 7,440,510 Convertible Preference III Shares of 0.0666667p each, 20,774,550 “A” Ordinary Shares of 0.0666667p each, 23,588,370 “B” Ordinary Shares of 0.0666667p each, 3,750 Deferred Shares of 0.0666667p each and 54,650,000 New Ordinary Shares of 0.0666667p each; and on admission of the Company’s ordinary share capital to the Official List of the United Kingdom Listing Authority becoming effective in accordance with Rule 7.1 of its Listing Rules and to trading on the London Stock Exchange plc becoming effective in accordance with Part 2-1 of its Admission and Disclosure Standards (“Admission”), the authorised share capital of the

Company will become £776,436.08 and be redesignated so that it is divided into 59,142,858 Redeemable Preference Shares of lp each, 7,500 Deferred Shares of 0.lp each, and 185,000,000 Ordinary Shares of 0.1p each.

*The Company was incorporated with an authorised share capital of £631,316.83 divided into 59,200,000 Redeemable Preference Shares of 1p each, 6,871,920 Convertible Preference I Shares of 0.0666667p each, 7,736,657 Convertible Preference 11 Shares of 0.0666667p each, 20,774,550 Ordinary “A” Shares of 0.0666667p each and 23,592,120 Ordinary “B” Shares of 0.0666667p each.

By Ordinary Resolution passed on 26 September, 2002, the capital of the Company was increased from £631,316.83 to £638,024.61 by the creation of 2,621,149 new Convertible Preference II Shares of 0.0666667p each and 7,440,510 new Convertible Preference Ill Shares of 0.0666667p each.

By Special Resolution passed on 18 February, 2004:

(i)	the authorised share capital of the Company:

(a)	was confirmed and ratified as £638,024.627012302, divided into 59,200,000 Redeemable Preference Shares of 1p each, 6,871,920 Convertible Preference I Shares of 0.0666667p each, 10,357,806 Convertible Preference II Shares of 0.0666667p each, 7,440,510 Convertible Preference Ill Shares of 0.0666667p each, 20,774,550 “A” Ordinary Shares of 0.0666667p each, 23,588,370 “B” Ordinary Shares of 0.0666667p each, and 3,750 Deferred Shares of 0.0666667p; and

(b)	was increased from £638,024.627012302 to £710,891.275462302 by the creation of 54,650,000 New Ordinary Shares of 0.1333333p each; and

(ii)	conditional on Admission, which will cause all the Convertible Preference I Shares of 0.0666667p each, all the Convertible Preference II Shares of 0.0666667p each, and all the Convertible Preference III Shares of 0.0666667p each to convert into Ordinary Shares in the issued share capital of the Company:

(a)	every Ordinary Share and Deferred Share of 0.0666667p each in the issued share capital of the Company will be consolidated with a New Ordinary Share of 0.1333333p each in the issued share capital of the Company into one Ordinary Share or Deferred Share (as appropriate) of 0.2p;

(b)	every Ordinary Share of 0.2p each in the issued share capital of the Company be sub-divided into two Ordinary Shares of 0.1 p each; and every Deferred Share of 0.2p each in the issued share capital of the Company be sub-divided into two Deferred Shares of 0.l p each; and

(c)	the authorised share capital of the Company will be increased from £710,891.275462302 to £776,436.08 and be redesignated so that it is divided into 59,142,858 Redeemable Preference Shares of lp each, 7,500 Deferred Shares of 0.l p each, and 185,000,000 Ordinary Shares of 0.lp each.